EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-103163, 333-122559, 333-132888, 333-157416, 333-164640, 333-171824, 333-179249 and 333-186214 on Form S-8, and Registration Statement No. 333-167435 on Form S-3 of our reports dated August 12, 2013, relating to the consolidated financial statements and financial statement schedule of Maxim integrated Products, Inc. and its subsidiaries (collectively the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 29, 2013.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 12, 2013